Exhibit 10.8

November 18, 2016

Tom Caputo

Dear Tom,

I am pleased to offer you the position of Senior Vice President - Products at CarGurus, Inc. (“CarGurus” or the “Company”), reporting to the Company’s Chief Executive Officer.  This letter will clarify the terms and conditions of your at-will employment with CarGurus, should you accept our offer.

1.Position.  Your employment will begin on January 4, 2017 (the “Start Date”).  Your primary place of work will be the Company’s main offices, currently located at 2 Canal Park, Cambridge, MA, 02141.

2.Compensation & Benefits.

(a)Your semi-monthly salary of $10,208.33, annualized at $245,000, will be paid semimonthly on the 15th day and last day of each month and subject to taxes and other withholdings required by law.  As an exempt employee you are required to exercise your specialized expertise, independent judgment and discretion to provide high-quality services.  You are expected to work the number of hours required to meet the needs of the business.

(b)You will be eligible to participate in CarGurus Annual Discretionary Bonus Plan, through which you may be eligible to earn a target discretionary bonus of $65,000, less applicable taxes and withholdings.  Whether to grant a bonus, and in what amount, are determinations to be made in the sole discretion of the Company based on a variety of factors, including, but not limited to, your performance and the Company’s performance.  In order to remain eligible and receive a bonus award, if any, you must be employed by the Company at the time it makes bonus payments to employees for that year.

(c)You will be eligible for a one time Sign-On Bonus of $35,000, less applicable taxes and withholdings, to be paid on your Start Date.  Should your employment with CarGurus terminate, for any reason, within twelve months of your Start Date, you must immediately repay to CarGurus the Sign-On Bonus you received, and CarGurus may, in its discretion, deduct any unpaid Sign-On Bonus amount from any compensation, severance, commission or other amount due to you, subject to applicable laws.

(d)You will be eligible to participate in the Company’s benefit plans on your first day of employment.  Your participation in these plans will be subject to the terms of the applicable plan documents and generally applicable policies of the Company, as the same may be in effect from time to time; provided, however, that (i) during your first year of employment with the Company, you will be entitled to 20 days’ paid vacation at such reasonable times as you and the Company may determine, subject to the Company’s vacation and paid time off policies; and (ii) following the completion of your first year of employment with the Company, you will be entitled to 15 days’ paid vacation annually at such reasonable times as you and the Company may determine, subject to the Company’s vacation and paid time off policies.  No representation is made, however, that any specific benefits now available will continue or that any other benefits will be made available.  Additional information regarding the Company’s benefit plans will be provided under separate cover.

3.Restricted Stock Units.  The Company is prepared to offer to you the opportunity to acquire an equity interest in the Company upon the terms and conditions set forth below.  Subject to the approval of the Company’s Board of Directors, the Company will grant you 33,000 restricted stock units (the “RSU”), subject in all respects to the terms and conditions of the Company’s Amended and Restated 2015 Equity Incentive Plan (the “Plan”) and the RSU grant agreement evidencing the terms and conditions of the grant.

i.

Vesting Conditions.  The RSU will have a seven-year term and will be subject to service-based vesting and liquidity event-based vesting.  The RSU will not vest (in whole or in part) if only one (or if neither) of the vesting requirements is satisfied on or before the seventh anniversary of the date of grant.  If both the service-based requirement and the event-based requirement are satisfied on or before the seventh anniversary of the date of grant, the vesting date will be the first date upon which both of those requirements are satisfied.  The service-based vesting is as follows: four year vesting during your employment with the Company, with the first 25% vesting on the first anniversary of the Start Date and an additional 6.25% vesting at the end of each three month period thereafter until the fourth anniversary of the Start Date.  If a Transaction (as defined in the Plan) occurs during your employment and before the fourth anniversary of the Start Date, 50% of the portion of the RSU that is not vested as to the service-based vesting condition will accelerate and become fully vested.  The liquidity event-based vesting is as follows: the first to occur of a Public Offering (as defined in the Plan) or the consummation of a Transaction.  The liquidity event must occur within seven years following the grant date.  If the first to occur during the seven-year term is a Public Offering, the RSU will be settled on the 180th day following the Public Offering.

ii.

Termination of Employment.  If your employment is terminated by the Company without Cause (as defined below) or by you for any reason during the seven-year term of the RSU and before the liquidity event occurs, you will retain any portion of the RSU that has vested as to the service-based vesting condition and any portion of the RSU that has not vested as to the service-based vesting condition, will be forfeited upon termination of employment.  The vested RSU may vest as to the liquidity event-based vesting condition following termination of employment other than for Cause to the extent the liquidity event occurs before the end of the seven-year term.  If your employment is terminated by the Company for Cause during the seven-year term, any portion of the RSU, whether vested or unvested, will be forfeited.

iii.

Definition of Cause.  For purposes of this Agreement and the RSU, “Cause” means a finding by the Board of Directors that you have (A) materially breached this Agreement, which breach has not been remedied by you within 30 days after written notice has been provided to you of such breach, (B) engaged in disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty, (C) disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information, (D) breached the Nondisclosure, Developments and Non-Competition Agreement, or (E) engaged in such other behavior detrimental to the interests of the Company as the Board of Directors reasonably determines.

4.Representations and Warranties.  You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with, or carrying out your responsibilities for, CarGurus, or which is in any way inconsistent with the terms of this offer letter.

5.Proof of Legal Right to Work; Background Check; Nondisclosure, Developments and Non-Competition Agreement.

(a)As a condition of employment, you will be required to provide us with proof of your identity and legal authorization to work in the United States.  You will receive an email from HireRight to complete your Form 1-9.  Please bring the appropriate documents listed on this form with on your Start Date.  If you fail to submit such proof, federal law prohibits us from commencing employment.

(b)As a condition of employment, you will also be required to execute the Company’s standard Nondisclosure, Developments and Non-Competition Agreement on or prior to your Start Date.

(c)In addition, CarGurus conducts a background investigation on all new employees, which includes, but is not limited to, previous employment, education, and criminal history.  Your employment is contingent on our review of the results of such investigation.

6.At-Will Employment.  If you accept the Company’s offer of employment, your employment will be on an “at-will” basis, meaning either you or the Company may terminate the employment relationship at any time, for any reason or no reason, with or without cause and with or without notice.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and by an authorized representative of the Company, which expressly states the intention to modify the at-will nature of your employment.

7.Miscellaneous.  The foregoing terms supersede any prior discussions, oral or written, which we have had relating to your employment and the other matters discussed in this letter.  The resolution of any disputes under this letter will be governed by Massachusetts law.  Additionally, it is understood that from time to time, CarGurus reviews its benefits, policies and practices and may alter or change them at its discretion.

Tom, we look forward to you joining our organization.  In order to confirm your intention to commence employment with CarGurus on the Start Date on the terms set forth in this letter, please sign one copy of this letter and return it to me.  The other copy is for your records.  If you have any questions, please do not hesitate to speak with me.

This offer expires at the end of the day, November 25, 2016.

Sincerely,

/s/ Langley Steinert

Langley Steinert
CEO/Founder
CarGurus, Inc.

ACKNOWLEDGEMENT

I will commence employment on the Start Date on the terms set forth in this letter.

/s/ Tom Caputo	11/23/16
Tom Caputo	Date

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